Exhibit 99.2

April 20, 2020

Amazon Prime Video to Premiere Genius Brands International’s New Animated Children’s Series, Stan Lee’s Superhero Kindergarten, Starring Arnold Schwarzenegger, in Spring 2021

Amazon Debut in the U.S. in Spring 2021 to Coincide with the Launch on Alibaba’s Youku Streaming Service Across China

BEVERLY HILLS, Calif., April 20, 2020 (GLOBE NEWSWIRE) -- Genius Brands International “Genius Brands” (NASDAQ: GNUS) announced today the spring 2021 premiere of its new children’s animated series, Stan Lee’s Superhero Kindergarten, starring Arnold Schwarzenegger, on Amazon Prime (NASDAQ:AMZN). Amazon Prime joins Alibaba Group’s (NYSE:BABA) which will launch the series in China on its video streaming platform for kids, Youku.

Genius Brands’ Chairman & CEO Andy Heyward stated: “With Amazon Prime in the U.S. and Alibaba in China, we are very excited to launch on these two premiere platforms in the two largest territories in the world.”

“Years ago, Stan Lee and I spoke of such a project, and I’m excited to finally bring great storytelling to kids around the world, which will also promote lessons of health, exercise, fitness, and anti-bullying,” commented Arnold Schwarzenegger.

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Stan Lee’s Superhero Kindergarten (52 x 11’), the action-adventure comedy series targeting kids ages 4 – 7, is co-produced by Alibaba Group, Stan Lee’s POW! Entertainment, and Schwarzenegger’s Oak Productions. In addition to his likeness, Schwarzenegger lends his voice as the lead character in the series. Co-creator of Deadpool, Fabian Nicieza, who has sold over 100 million comics worldwide, is scripting the series. Schwarzenegger joins Genius Brands’ Chairman and CEO and multiple Emmy Award-winning producer of more than 5,000 episodes of children's programming Andy Heyward, as well as Paul Wachter, CEO of Main Street Advisors, and President of POW! Entertainment Gill Champion as Executive Producers.

“We are gathering steam with our latest tentpole series, Stan Lee’s Superhero Kindergarten, and are thrilled to have two of the top digital streaming partners worldwide, Amazon and Alibaba, on board as launch partners, reaching a potential global audience of hundreds of millions, as well as the talents of Arnold and the genius that was Stan,” added Heyward. “In an ever-changing children’s media landscape and current viewing patterns of children around the globe, our strategy is to offer this dynamic series where kids predominantly go to find their entertainment now. We know we have a hit on our hands and cannot wait to share it with kids everywhere.”

About Superhero Kindergarten

Five years ago, a tremendous superhero battle blanketed the small town of Greenvale in cosmic radiation. Shortly thereafter, a previously ordinary diverse group of boys and girls, are showing the most unusual superpowers! Their superpowers, however, rather than coming from Kryptonite, or a radioactive spider, come from items in their kindergarten classroom....white glue, wooden blocks, crayons, silly putty, etc.

A very special kindergarten teacher arrives in Greenvale to train these super-kids. Arnold Armstrong (Arnold Schwarzenegger) knows what it is like to control superpowers, because he used to be Captain Courage, the hero whose final battle resulted in the previously unknown powers of the super-kids! Arnold will teach the kids how to become the heroes of tomorrow, once he teaches them how to tie their shoes! This is a series of action, comedy, and fun, based on the genius and imagination of the great creative icon, Stan Lee, and with the important lessons of health, exercise, nutrition, and anti-bullying. Just as he appeared as a cameo in all of the Marvel movies, Stan himself will be an animated cameo in each episode, with a digitized recreation of his voice as well.

About Genius Brands International

Genius Brands International, Inc. (Nasdaq: GNUS) is a leading global kids media company developing, producing, marketing and licensing branded children’s entertainment properties and consumer products for media and retail distribution. The Company’s award-winning ‘content with a purpose’ portfolio includes Stan Lee’s Superhero Kindergarten, starring Arnold Schwarzenegger; Rainbow Rangers for Nick Jr.; Llama Llama, starring Jennifer Garner, for Netflix; award-winning toddler brand Baby Genius; adventure comedy STEM series Thomas Edison's Secret Lab; entrepreneurship series Warren Buffett's Secret Millionaires Club; and Stan Lee's Cosmic Crusaders, created with Stan Lee's Pow! Entertainment. Through licensing agreements with leading partners, characters from Genius Brands’ IP also appear on a wide range of consumer products for the worldwide retail marketplace. The Company’s Genius Brands Network of channels, including Kid Genius Cartoon Channel, Baby Genius TV, and Kid Genius Plus!, are available on over 200M mobile devices and in over 100M U.S. television households via a multitude of distribution platforms, including Comcast, Cox, DISH, Amazon Prime, Sling TV, Apple TV, Roku, Amazon Fire and more. For additional information, please visit www.gnusbrands.com.

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Forward-Looking Statements:

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

MEDIA CONTACT:

Michelle Orsi

Three.Sixty Marketing & Communications

Tel: (310) 418-6430

michelle@360-comm.com

INVESTOR RELATIONS CONTACT:

PORTER LEVAY & ROSE

7 Pennsylvania Plaza, Suite 810

New York, NY 10001

T: 212-564-4700

ir@gnusbrands.com

A photo accompanying this announcement is available at

https://www.globenewswire.com/NewsRoom/AttachmentNg/b3f8a5c3-c33a-4ae9-ab70-842acaef774b

Source: Genius Brands International, Inc.

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